Exhibit 10.2

CFO CONSULTING AGREEMENT

This CFO CONSULTING AGREEMENT dated as of December 9th, 2025 (this” “Agreement”), is made and entered into between Nuclea Energy Inc. (the” “Company”, a British Colombia, Canada corporation), and NxtEra Consulting Ltd. an Ontario, Canada corporation (the” “Consultant”).

WHEREAS, the Company desires to engage the Consultant to provide certain consulting services described on Exhibit A (the” “Services”) to the Company pursuant to the terms and conditions of this Agreement;

WHEREAS, the Consultant has designated Anna Skowron to perform the Services as non-employee Fractional Chief Financial Officer (the “Designee”);

WHEREAS, the Board of Directors of the Company (the” “Board”) has appointed the Designee, to serve as the Chief Financial Officer of the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Designee has the necessary skills and qualifications to serve as the Fractional Chief Financial Officer and has agreed to serve as such, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent Consultant. During the term of this Agreement, Consultant will perform the Services in a diligent and professional matter, and in compliance with all applicable laws and regulations. The Company, through the action of its Board, hereby engages the Consultant, and the Consultant will serve the Company, as a consultant. During the term of this Agreement, the Designee will serve as the non-employee chief financial officer (“CFO”) of the Company. The Company confirms that the Designee has been duly appointed as the CFO and will remain as an executive officer of the Company during the term of this Agreement.

2.	Duties, Term, and Compensation. The Consultant’s term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit B, which may be amended in writing from time to time by the Consultant and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. The Company will reimburse the Consultant for all reasonable business expenses Consultant incurs in conducting her duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by the Consultant; provided that the Consultant supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by the Consultant.

4.	Confidentiality. The Consultant acknowledges that during the engagement it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Consultant agrees that it will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in her possession or under her control. The Consultant confirms that all restrictions in Section 4 are reasonable and valid, and any defenses to the strict enforcement thereof by the Company are waived by the Consultant. The provisions of this Section shall survive any termination of this Agreement.

5.	Conflicts of Interest; Performance of Duties. The Consultant represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Consultant, any of its personnel or owners and any third party. Further, the Consultant, in rendering the Services, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not have a proprietary interest.

6.	Other Business Activities. The Consultant agrees that she is not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Agreement, the Consultant shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement immediately upon written notice in accordance with provisions under” “Term” under Exhibit B.

7.	Indemnification and D&O Insurance. Consultant shall have full responsibility for applicable withholding taxes or other taxes, U.S., Canadian or otherwise, for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, franchise tax, worker’s compensation insurance coverage requirements and U.S. immigration visa requirements. Consultant shall indemnify, defend and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements including, without limitation, any liability for, or assessment of, withholding taxes imposed on Company by any relevant taxing authorities with respect to any compensation paid to Consultant. In addition to the Compensation, the Company shall pay applicable GST/HST upon receipt of a valid tax invoice.

Notwithstanding the foregoing, the Company shall defend and indemnify the Designee in his capacity as Chief Financial Officer of the Company to the fullest extent permitted under the Business Corporations Act (British Columbia). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Designee, for all actions permitted under the BCBCA taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

8.	Independent Contractor. This Agreement shall not render the Consultant or the Designee an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent Consultant in her relationship with the Company. The Consultant acknowledges that it is responsible for all taxes applicable to it in Canada and/or the United States, and specifically confirms that as a Canadian corporation, it shall not receive an IRS Form 1099 unless required by specific US tax residency rules. The Consultant or Designee shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. The Consultant agrees to indemnify and save the Company harmless from and against any and all assessments, losses or penalties actually incurred by the Company in respect of any unpaid taxes or other fees and charges by the Consultant which are charged back to the Company, including, without limitation, contributions to any pension/retirement plans, employment insurance or workers compensation premiums.

9.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

10.	Choice of Law. The laws of the Province of British Columbia shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

11.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Vancouver, British Columbia in accordance with the rules of the British Columbia International Commercial Arbitration Centre, and the judgment upon award may be entered in any court having jurisdiction thereof.

12.	Submission to Jurisdiction. Each of the parties irrevocably submits to the jurisdiction of the courts of the Province of British Columbia.

13.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

15.	Assignment. The Consultant shall not assign any of her rights under this Agreement, or delegate the performance of any of its duties hereunder, except as set forth herein, without the prior written consent of the Company.

16.	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case addressed to either party, and in the case of the Company, at its normal business address, and in the case of Consultant, at her residential address or other address provided, which address may be updated by either party in writing from time to time.

17.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Counterparts. This Agreement may be executed originally or electronically, and any number of counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument. Signatures provided electronically shall be deemed original signatures.

19.	Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, promises, statements, representations, negotiations, and understandings, written or oral, with respect to matters covered hereby. The Consultant and Designee each hereby agrees to waive all present and future claims under any prior agreements with the Company (collectively, the” “Prior Agreement”). The Consultant acknowledges that the Prior Agreement is cancelled in all respects and that no amounts are due and owed to Consultant or Designee under the Prior Agreement and that each of the Consultant and Designee is not entitled to any other benefits under the Prior Agreement.

20.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

Nuclea Energy		NxEra Consulting Ltd.

By:	/s/ Sagar Sanghera	By:	/s/ Anna Skowron
Name:	Sagar Sanghera	Name:	Anna Skowron
Title:	Chief Executive Officer	Title:	Partner

Designee

By:	/s/ Reem Chalhoub
Name:	Reem Chalhoub

EXHIBIT A

DESCRIPTION OF SERVICES

Consultant agrees to provide the below Services to the Company:

NxtEra Consulting Ltd. (the” “Consultant”) will perform all duties typically required of a Fractional Chief Financial Officer, including, but not limited to accounting oversight for the preparation of quarterly and annual financial statements to be filed with the U.S. Securities and Exchange Commission (SEC), including filings required on Form 20-F (or Form 10-K, as applicable), Form 6-K (or Forms 10-Q/8-K, as applicable), and such other filings as may be required.

The Consultant will provide oversight, assist the Company with best accounting practices as well as other services such as preparing or reviewing financial information for management and investors, as well as provide the necessary reports for the preparation of income tax returns. The Consultant’s duties shall include, but shall not be limited to:

●	Cause Designee to sign regulatory certifications (e.g., SOX 302/906 certifications) as CFO;

●	Release cash payments and payroll based on Company and Audit Committee approval and Company’s internal control procedures;

●	Oversee existing accounting department processes and operations;

●	Monitor the accuracy of financial records and accounts in accordance with US GAAP (or IFRS, if adopted by the Company);

●	Monitor and analyze financial performance, develop reports, and provide recommendations to improve performance;

●	Oversee monthly and quarterly closing procedures and reporting;

●	Review schedules utilized in the quarterly and annual filings;

●	Resolve day-to-day transactional issues;

●	Oversee auditor requests of transactions and support documentation;

●	Assist with cash flow management/ projections and strategic planning;

●	Respond in a timely manner to all requests for financial information by management, regulatory bodies or stock exchange;

●	Review third party payroll provider payroll reports and tax filings;

●	Assist management’s review, efforts, and control over its accounting activities;

●	Make recommendations to improve organizational efficiency and cost-effectiveness; and

●	Assist in the preparation of data needed in the preparation of budgets.

Consultant will report directly to the CEO and Audit Committee Chairman of the Company and to any other party designated by the Audit Committee Chairman in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Consultant.

EXHIBIT B

TERM AND TERMINATION:

This engagement shall commence effective December 9th, 2025, and shall continue until terminated in accordance with the terms of this Agreement. Either party may terminate this Agreement at any time by providing the other party with no less than ninety (90) days’ prior written notice. If the Company terminates the Agreement without providing the required ninety (90) days’ notice, it shall pay the Contractor an amount equal to the fees that would have been payable during the notice period, in lieu of such notice. This payment in lieu shall be calculated based on the average monthly fees invoiced by the Contractor during the three (3) months immediately preceding termination.

COMPENSATION:

The Company shall pay the Consultant compensation in the amount of $13,500 CAD per month, plus applicable taxes, payable in advance on the 1st day of each month, for the Services provided under this Agreement. This compensation reflects a fractional (part-time, 20 hours a week) role and shall be subject to periodic review and adjustment at the sole discretion of the Company and Consultant. Should the scope of services required exceed the expectations of a fractional engagement, the parties agree to negotiate in good faith an adjusted compensation arrangement to reflect the additional responsibilities and time commitment.